UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 12, 2007

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52006	98-0221142
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)

Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

(703) 964-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 12, 2007, the Company’s Compensation Committee of the Board of Directors of ICO Global Communications (Holdings) Limited (“Company”) awarded cash bonuses listed below, based upon the Company’s 2006 performance and the individual executive officer’s performance for 2006, to the Company’s executive officers whose employment agreements provide for a cash bonus. The Compensation Committee also increased the base annual salary for 2007 for each of the Company’s executive officers as set forth below.

Executive Officer	Title	2007 Base Salary(1)	2006 Cash Bonus
J. Timothy Bryan	Chief Executive Officer (principal executive officer)	$572,000	$0	(2)

Craig Jorgens	President	$592,800	$0	(2)

Donna P. Alderman	Executive Vice President, Corporate Development and Strategy	$520,000	$0	(2)

John L. Flynn	Executive Vice President, General Counsel and Corporate Secretary	$357,500	$0	(2)

Dennis Schmitt	Sr. Vice President — Finance (principal financial and accounting officer)	$233,376	$44,540

David Bagley	Sr. Vice President, Corporate Development	$276,276	$79,091

Robert S. Day, Jr.	Sr. Vice President, Space Segment	$249,260	$80,000

Suzanne Hutchings Malloy	Sr. Vice President, Regulatory Affairs	$197,683	$35,664

David Zufall	Sr. Vice President, Network Systems	$237,600	$80,000

(1)             Does not include any benefits, perquisites and related tax gross up, if any. Additional details regarding the complete compensation package for named executive officers will be disclosed in the Company’s proxy statement for its 2007 stockholders meeting. The foregoing salary increases and cash awards were made pursuant to the executive officer’s current employment agreements, as applicable, and no amendments to such agreements were made at the current time.

(2)             Employment agreement does not provide for a cash bonus.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (Registrant)

	By:	/s/ J. Timothy Bryan
March 14, 2007		J. Timothy Bryan Chief Executive Officer